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                                                                    EXHIBIT 99.1

             Microsoft Agrees to Acquire Visio as Part of Mission
                    To Increase Productivity for Businesses
Visio Will Merge With Microsoft and Continue Developing Software-Based Solutions
                       to Meet Needs of Knowledge Workers

     REDMOND, Wash. -- Sept. 15, 1999 -- Microsoft Corp. (Nasdaq "MSFT") today announced it has agreed to acquire Visio Corp. (Nasdaq "VSIO"), the leading supplier of enterprise-wide business diagramming and technical drawing software, furthering Microsoft's mission of increasing productivity for businesses large and small -- and their knowledge workers -- worldwide.

     Seattle-based Visio will become the Visio Division operating within Microsoft's Business Productivity Group led by Microsoft Senior Vice President Bob Muglia. The merger is structured as an exchange of common stock and is valued at approximately $1.3 billion.

     "Visio has been a pioneer in delivering unique diagramming solutions to business and enterprise customers and represents a strong addition to the Microsoft family of business products," said Muglia. "Together, Microsoft and Visio will bring visualization and diagramming software to a broader range of people and will improve the way knowledge workers present their ideas."

     "We are very proud of the business that we've built by providing customers with creative solutions through cutting-edge diagramming software technologies," said Jeremy Jaech, president and chief executive officer, Visio Corp. "As part of Microsoft, we plan to enhance the development and distribution of our innovative software to meet the needs of customers worldwide."

     Visio will continue to operate within Microsoft's Business Productivity Group with no immediate changes. One of five major business groups at Microsoft, the Business Productivity Group is charged with delivering innovative business productivity solutions that empower knowledge workers. Visio, which has developed a strong brand and loyal following, will remain a separate but complementary product to the Microsoft(R) Office family of business productivity applications.

     Visio and Microsoft share a long history of collaboration with respect to both Windows and Office products. "In many ways, Visio is a perfect fit for Microsoft," Muglia said. "Their highly talented employees, their years of experience in pioneering diagramming software running on Windows, and their close proximity in Seattle make them an ideal addition to the Microsoft family."

     Visio will continue its focus on bringing to market its latest product offering, the Visio(R) 2000 product editions, and on upgrading Visio customers to this latest version. Customers will benefit from the accelerated development of Visio products as well as the expanded breadth of distribution, which could, for example, result in more language versions being produced.

     Jaech will lead the Visio Division as a Microsoft vice president, reporting to Muglia. Co-founder Ted Johnson, currently Visio's chief technology officer, also will become a Microsoft vice president, directing future product development for the Visio Division.

     Each share of Visio common stock will be exchanged for 0.45 shares of Microsoft common stock, and the merger will be accounted for as a pooling of interests. The transaction is subject to regulatory review and requires the approval of Visio shareholders.

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About Visio

     Visio Corp. is the leading supplier of enterprise-wide business diagramming and technical drawing software, with an installed base of more than 3 million users worldwide. Founded in September 1990, the Seattle-based company pioneered the drawing and diagramming software market with the release of Visio 1.0 in November 1992 and has since released additional Windows-based graphics applications that offer users a unique and effective way to communicate and work. Visio's powerful product line is becoming a worldwide standard for graphical solutions in business, with the support of partner programs and third-party relationships in key market segments. Visio products are available in 12 language versions and are sold in more than 45 countries.

     For more information about Visio and its products, customers can contact Visio at (800) 24-VISIO (248-4746), ext. 93W, or visit the company's Web site at www.visio.com.

About Microsoft

     Founded in 1975, Microsoft is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

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Microsoft is a registered trademark of Microsoft Corp. in the United States and/or other countries.
Visio is a registered trademark of Visio Corp. in the United States and/or other countries.
Other product and company names referenced herein may be trademarks of their respective owners.

For more information, press only:
     Caroline Boren, Waggener Edstrom, (425) 637-9097, carolineb@wagged.com

     Rapid Response Team, Waggener Edstrom, (503) 443-7000, rrt@wagged.com

     Jason Reindorp, Worldwide Public Relations Manager, Visio Corp.,
           (206) 956-6470, jasonre@visio.com

     Annalise Coady, European Public Relations Manager, Visio Corp.,
           +44-1372-847-821, annalisec@visio.com

For more information, financial analysts only:
     Carla Lewis, Senior Director, Investor Relations, Microsoft Corp.,
           (425) 936-3703

     Leslie Deitz, Treasurer, Visio Corp., (206) 956-6546, leslied@visio.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft's corporate information pages.